Exhibit 99.1
APACHE COMPLETES ACQUISITION OF BP PERMIAN BASIN ASSETS
     HOUSTON, Aug 11, 2010 — Apache Corporation (NYSE, Nasdaq: APA) today announced it has completed the acquisition of BP’s oil and gas operations, acreage and infrastructure in the Permian Basin of West Texas and New Mexico.
     Apache acquired 10 Permian field areas with estimated proved reserves of 141 million boe (65 percent liquids), first-half 2010 net production of 15,110 barrels of liquids and 81 MMcf of gas per day, and two operated gas processing plants. The transaction also included 1.7 million gross acres — including 405,000 net mineral and fee acres — in prospective areas of the basin with substantial opportunities for new drilling.
     Apache paid $3.1 billion for the Permian properties, including a $1.5 billion deposit paid July 30 and the balance paid on closing. Some of the properties are subject to certain preferential rights. The effective date of the transaction was July 1. BP will continue to operate the properties on Apache’s behalf through Nov. 30.
     The Permian transaction is one element of Apache’s previously announced agreement to acquire all of BP’s oil and gas operations, acreage and infrastructure in the Permian Basin and Egypt’s Western Desert and substantially all of BP’s upstream natural gas business in western Alberta and British Columbia in Canada. Net production from the properties in the first half of 2010 was approximately 28,000 barrels of liquid hydrocarbons and 331 million cubic feet of gas (MMcf) per day, or a total of approximately 83,000 boe per day.
     Completion of Apache’s acquisition of BP assets in Canada and Egypt is subject to customary regulatory approvals and conditions. Apache is financing the acquisitions with proceeds from its recently completed equity offerings, debt and cash on hand.
     Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom North Sea, Australia and Argentina. From time to time, Apache posts announcements, updates and investor information, in addition to copies of all press releases, on its website, www.apachecorp.com.
     This news release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding production and exploration activities. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties, including, without limitation, risks, uncertainties and other factors discussed in our most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K available on our website, http://www.apachecorp.com/, and in our other public filings and press releases. There is no assurance that Apache’s expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements. We assume no duty to update these statements as of any future date. However, readers should review carefully reports and documents that Apache files periodically with the Securities and Exchange Commission.